Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301-315-2777
Kate de Santis
Director, Investor Relations
301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS AND KEY DEVELOPMENTS
- Good progress on Phase 3 trials -
- 2007 net cash burn on track for $145-165 million -
ROCKVILLE, Maryland — August 1, 2007 — Human Genome Sciences, Inc., (NASDAQ: HGSI) today announced financial results for the quarter ended June 30, 2007.
“In the second quarter, we reported the positive final results of our Phase 2b clinical trial of Albuferon® in patients with chronic hepatitis C, and we initiated the second of two pivotal Phase 3 trials of LymphoStat-B® in patients with lupus,” said H. Thomas Watkins, President and Chief Executive Officer. “All four of the Phase 3 trials planned for Albuferon and LymphoStat-B are now underway. We expect to complete enrollment in both of the Albuferon Phase 3 trials in 2007. Clinical results continue to emerge suggesting that each of these products has blockbuster potential if Phase 3 trials are successful. Our cash position is strong, and we are making steady progress toward commercialization.”
HGS reported that net cash burn for the six months ended June 30, 2007 amounted to $54 million, net of a $47.5 million milestone payment received from Novartis in the first quarter of the year. The Company continues to expect that net cash burn will amount to $145-165 million for the full year 2007.
“We substantially reduced our net loss for the second quarter and first half of 2007, compared with the same periods a year ago,” said Tim Barabe, Senior Vice President and Chief Financial Officer. “We controlled our net cash burn in the first half through a combination of increased revenues, clinical development cost-sharing and spending controls, and we continue on track to end 2007 with net cash burn of $145-165 million.”

SECOND QUARTER 2007 FINANCIAL RESULTS
HGS reported increased revenues for the quarter ended June 30, 2007 of $9.0 million, compared with revenues of $2.2 million for the same period in 2006. This included $5.7 million in revenue recognized from the Albuferon agreement with Novartis, and $1.6 million in revenue recognized from the LymphoStat-B agreement with GlaxoSmithKline (GSK).
The Company reported a reduced net loss of $51.3 million ($0.38 per share) for the quarter ended June 30, 2007, compared with a net loss for the second quarter of 2006 of $61.3 million ($0.47 per share).
As of June 30, 2007, cash and investments totaled $704.4 million, of which $634.3 million is unrestricted and available for operations. This compares with cash and investments totaling $763.1 million, of which $701.9 million was unrestricted and available for operations, as of December 31, 2006.
HGS reported increased revenues of $18.3 million for the first six months of 2007, compared to revenues of $9.1 million for the same period of the previous year. Revenues for the six months of 2007 included $11.4 million in revenue recognized from the Albuferon agreement with Novartis and $3.2 million in revenue recognized from the LymphoStat-B agreement with GSK.
The Company reported a reduced net loss of $102.3 million ($0.76 per share) for the six months ended June 30, 2007, compared with a net loss of $123.4 million ($0.94 per share) for the same period of the previous year.
HIGHLIGHTS OF RECENT PROGRESS
Albuferon: Positive Final Results of Phase 2b Trial
In June 2007, HGS announced the final results of a Phase 2b trial of Albuferon (albinterferon alfa-2b) in combination with ribavirin in patients with chronic hepatitis C. Albuferon requires half as many injections as Pegasys (peginterferon alfa-2a), the current market leader, and results to date suggest that Albuferon may offer efficacy at least comparable to Pegasys, with the potential for less impairment of quality of life and daily activity during treatment. The Company expects that the Phase 2b study results will be presented in full at a scientific meeting later in 2007.
HGS expects to complete the enrollment of patients in two pivotal Phase 3 clinical trials of Albuferon before the end of 2007. These trials, assuming they are successful, will provide the data to support filing of global marketing applications for Albuferon in 2009. Albuferon is being developed by HGS and Novartis under an exclusive worldwide development and commercialization agreement entered into in June 2006.
LymphoStat-B: Positive Phase 2 Data; Second Phase 3 Trial Initiated
In June 2007, at the annual congress of the European League Against Rheumatism (EULAR), clinical investigators presented Phase 2 results demonstrating that LymphoStat-B (belimumab) produced significant improvements in disease activity in patients with active systemic lupus erythematosus (SLE). At Week 52, significant reductions in SLE disease activity were observed based on multiple clinical measures, including the patient response rate chosen as the primary efficacy endpoint of the Phase 3 trials. Continued improvements were observed from Week 52 through Week 76 in the 24-week extension phase of the trial. The data also suggested that LymphoStat-B was well tolerated and improved quality of life in patients with active SLE. In the second quarter, HGS initiated dosing in the second of two pivotal Phase 3 trials of LymphoStat-B. Both trials are expected to enroll patients throughout 2007, with completion of enrollment anticipated in 2008. LymphoStat-B is being developed by HGS and GSK under a definitive development and commercialization agreement entered into in August 2006.

TRAIL Receptor Antibodies
In April 2007, the Journal of Clinical Oncology published the results of the first human study of HGS-ETR1 (mapatumumab) along with a positive editorial. HGS is currently enrolling patients in a randomized Phase 2 trial of HGS-ETR1 in combination with Velcade (bortezomib) in patients with advanced multiple myeloma. Clinical and preclinical evidence continues to emerge suggesting that HGS-ETR1 and HGS-ETR2 (lexatumumab) have significant potential for use in the treatment of a broad range of cancers. HGS is in the planning stages of additional studies of its TRAIL receptor antibodies in randomized combination trials, and will report on their progress in the months ahead.
Facilities Consolidation
In May 2007, HGS completed the purchase and sale of a 51,000 square-foot laboratory facility for a net gain of $1.7 million. In addition, as a result of these transactions in the second quarter, the Company recorded a reversal of $2.0 million in previously accrued non-cash exit charges. HGS vacated the facility and subleased it to Novavax, Inc. in 2006.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 11 AM Eastern. Investors may listen to the call by dialing (800) 811-0667 or (913) 981-4901, passcode 6543425, five to 10 minutes prior to the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing (888) 203-1112 or (719) 457-0820, confirmation code 6543425. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the conference call begins to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.
ABOUT HUMAN GENOME SCIENCES
The mission of HGS is to apply great science and great medicine to bring innovative drugs to patients with unmet medical needs.
The HGS clinical development pipeline includes novel drugs to treat hepatitis C, lupus, anthrax disease, cancer and other immune-mediated diseases. The Company’s primary focus is rapid progress toward the commercialization of its two key lead drugs, Albuferon for hepatitis C and LymphoStat-B for lupus. Phase 3 clinical trials of both drugs are now under way.
In June 2006, the U.S. government exercised its option to purchase 20,000 doses of ABthrax™ for the treatment of anthrax disease. Other HGS drugs in clinical development include two TRAIL receptor antibodies for the treatment of hematologic and solid malignancies.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals or patients interested in clinical trials involving HGS products may inquire via the “Contact Us” section of the Company’s Web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.

HGS, Human Genome Sciences, ABthrax, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
SAFE HARBOR STATEMENT
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. In addition, the Company will continue to face risks related to animal and human testing, to the manufacture of ABthrax and to FDA concurrence that ABthrax meets the requirements of the ABthrax contract. If the Company is unable to meet the product requirements associated with the ABthrax contract, the U.S. Government will not be required to reimburse the Company for the costs incurred or to purchase any ABthrax doses. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(dollars in thousands, except share and per share amounts)
Revenue	$9,007	$2,225	$18,270	$9,065

Costs and expenses:
Research and development (a)	49,385	50,046	96,564	108,453
General and administrative (b)	13,159	12,359	25,128	25,750
Facility-related and restructuring charges (credits)	(3,673)	16,840	(3,673)	16,840
Total costs and expenses	58,871	79,245	118,019	151,043
Income (loss) from operations	(49,864)	(77,020)	(99,749)	(141,978)
Net investment income (expense)	(1,405)	1,003	(2,549)	3,822
Gain on sale of investment	—	14,759	—	14,759
Income (loss) before taxes	(51,269)	(61,258)	(102,298)	(123,397)
Provision for income taxes	—	—	—	—
Net income (loss)	$(51,269)	$(61,258)	$(102,298)	$(123,397)
Net income (loss) per share, basic and diluted	$(0.38)	$(0.47)	$(0.76)	$(0.94)

Weighted average shares outstanding, basic & diluted	134,239,831	131,348,704	134,136,177	131,285,664

(a)	Includes stock-based compensation expense associated with the adoption of FAS 123(R) on January 1, 2006 of $3,380 ($0.03 per share) and $4,570 ($0.04 per share) for the three months ended June 30, 2007 and 2006, respectively. Includes stock-based compensation expense of $6,350 ($0.05 per share) and $8,922 ($0.07 per share) for the six months ended June 30, 2007 and 2006, respectively.

(b)	Includes stock-based compensation expense associated with the adoption of FAS 123(R) on January 1, 2006 of $2,295 ($0.02 per share) and $2,704 ($0.02 per share) for the three months ended June 30, 2007 and 2006, respectively. Includes stock-based compensation expense of $4,345 ($0.03 per share) and $5,213 ($0.04 per share) for the six months ended June 30, 2007 and 2006, respectively.
CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	June 30, 2007	December 31, 2006
	(dollars in thousands)
Cash, cash equivalents and investments (c)	$704,428	$763,084
Total assets (c)	1,047,492	1,149,668
Total debt and capital lease, less current portion	752,874	751,526
Total stockholders’ equity	125,462	213,923

(c)	Includes $70,082 and $61,165 in restricted investments at June 30, 2007 and December 31, 2006, respectively.
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